CIGNUS VENTURES INC.
Suite 410, 103 East Holly Street
National Bank Building
Bellingham, WA 98225
(360) 306-1133

August 24, 2009

Cignus Ventures Inc. Announces Entry into Share Purchase Agreement
To Acquire Smartlinx VOIP Networks Private Limited

Bellingham, Washington – (OTCBB: CGNV) Cignus Ventures Inc. (the “Company”) is pleased to announce that, on August 20, 2009, it entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Smartlinx Acquisition Corp. (“Cignus Sub”), the wholly owned subsidiary of the Company, Smartlinx VOIP Networks Private Limited (“Smartlinx”), David K. Ryan, the sole executive officer and director of the Company, and Citiglobal Ltd. (“Citiglobal”), the sole shareholder of Smartlinx. Under the terms of the Share Purchase Agreement, Citiglobal has agreed to transfer all of the issued and outstanding shares of Smartlinx to Cignus Sub. In consideration of all of the shares of Smartlinx, the Company has agreed to issue to Citiglobal 3,250,000 shares of its common stock and warrants to acquire 4,250,000 shares of its common stock at an exercise price of $0.02 per share for a period of two years from the date of issuance. As additional consideration, Mr. Ryan has agreed to transfer 10,000,000 shares of common stock owned by him to Citiglobal for an aggregate purchase price of $10,000.

Closing is subject to a number of customary conditions, including the delivery of the audited financial statements of Smartlinx. The closing of the Share Purchase Agreement is expected to occur five business days after the delivery of audited financial statements, but in any event no later than September 30, 2009.

On closing of the Share Purchase Agreement, Mr. Ryan will resign as the Company’s sole executive officer and director of the Company and will be replaced by the following persons:

Name	Title
Abraham Joy	Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director
Job Thomas Thekkekkara	Director
Nyayapathi Sunder Raj	Director

About Smartlinx

Smartlinx, a company incorporated under the laws of India, is engaged in the business of providing technical support and back office services for Voice-Over Internet Protocol (“VOIP”) and live on-line tutoring services utilizing its video enabled model and “Live Tutor” website. Smartlinx’s business operations for its VOIP services and Live Tutor services are based in India.

This news release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to, risks and uncertainties relating to the Company completing its acquisition of Smartlinx. There is no assurance that the Company will be able to complete its acquisition of Smartlinx. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

For more information contact:

David K. Ryan
Tel: (360) 306-1133